Exhibit 99.1

Contact:

Jennifer Robinson

Associate Director, Investor Relations

and Corporate Communications

(617) 250-5741

jrobinson@dyax.com

Dyax Announces $30 Million Offering

Burlington, MA, May 13, 2013 – Dyax Corp. (NASDAQ: DYAX) announced today that it has priced a registered direct offering with RA Capital Management, Venrock, Federated Investors, Inc. and one other institutional investor for gross proceeds of approximately $30 million. The offering was priced at $2.30 per common share, which was the last reported sale price of the Company’s common stock on May 9, 2013.

A total of 8,901,675 million shares of common stock and 41,418 shares of Series 1 convertible preferred stock are expected to be issued at closing. Each share of Series 1 convertible preferred stock was priced at $230 and is convertible into 100 shares of common stock. The preferred stock will include no guaranteed dividends or liquidation preferences. The offering is expected to close on or about May 15, 2013, subject to the satisfaction of customary closing conditions.

Dyax intends to use the net proceeds from this offering to fund research and development activities, including the development of DX-2930, a therapeutic candidate for the prophylactic treatment of hereditary angioedema (HAE), and for general corporate purposes.

The securities described above are being offered by Dyax pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained directly from the Company at 55 Network Drive, Burlington, Massachusetts 01803, Attn: Investor Relations (617-250-5888), or from the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s key value drivers are the KALBITOR® (ecallantide) business and the angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, has been selling it in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval for and commercialization of KALBITOR in certain markets and is evaluating opportunities in others.

The Company is developing products to expand its angioedema portfolio, including a therapeutic candidate, DX-2930, for the prophylactic treatment of HAE and biomarker assays to identify plasma kallikrein-mediated disorders.

KALBITOR and DX-2930 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 13 revenue generating product candidates in various stages of clinical development, including three in Phase 3 trials.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the completion of Dyax's proposed sale of common stock and preferred stock and the use of proceeds from that sale, that involve a number of risks and uncertainties. Statements that are not historical facts are based on Dyax's current expectations, beliefs and assumptions regarding the market for its common stock. There can be no assurance regarding the completion, timing or size of the proposed offering. Important factors that could cause actual outcomes to differ materially from those indicated by these forward-looking statements include risks and uncertainties related to market conditions, the satisfaction of customary closing conditions related to the proposed public offering and others described in Dyax's most recent Annual Report on Form 10-K for the year ended December 31, 2012, as updated in its subsequent periodic and current reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

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